Filed Pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Global Markets Inc 390 Greenwich Street, 4th Floor New York, NY 10013 Rate Structuring Americas Telephone: +1-212-723-6136 Facsimile: +1-212-723-8636

SIFMA MEDIUM TERM NOTE

	Final Terms and Conditions	30 July 2007

Issuer:	Citigroup Funding Inc.

Guarantor:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Ratings:	Aa1/AA (Moody’s/S&P) based upon the Citigroup guarantee

Status:	Senior, unsubordinated

Issue Size:	$10,000,000

Trade Date:	July 30, 2007

Issue Date:	August 13, 2007

Maturity Date:	August 13, 2027

Issue Price:	100.00%

Coupon Amount:	Interest rate, subject to the Interest Floor and Cap

Interest Rate:	9.07% + 8 x (65% Avg USD 3m Libor – Avg SIFMA Index) floored at 0% and capped at 11.70% Payable quarterly on a 30/360 unadjusted basis

Interest Payment Date:	13th of each August, November, February and May of each year

Payment Business Days:	London and New York Modified Following Business Day Convention

Interest Period:	From and including the Issue Date to but excluding the Specified Interest Payment Date and thereafter from and including each Specified Interest Payment Date to but excluding the immediately following Specified Interest Payment Date.

3m USD Libor:	3 month USD Libor rate quoted on Reuters page LIBOR01 or successor page thereof at 11:00 a.m. London time.

Avg USD 3m Libor:	The arithmetic mean of 3m USD Libor observed on Wednesday of each week, or if any Wednesday is not London Business Day, the next succeeding London Business Day, within each Observation Period.

Avg SIFMA Index:

The arithmetic mean of the weekly SIFMA Index observed on Wednesday of each week, or if any Wednesday is not U.S. Government Securities Business Day, the next succeeding U.S. Government Securities Business Day.

The SIFMA indices to be averaged are those observed on the dates within each Observation Period.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Observation Periods:

From, and including August 6 to, but excluding, November 6 for the interest payments on November 13

From, and including November 6 to, but excluding, February 6 for the interest payments on February 13

From, and including February 6 to, but excluding, May 6 for the interest payments on May 13

From, and including May 6 to, but excluding, August 6 for the interest payments on August 13

SIFMA Index:	The SIFMA (formerly known as BMA) Municipal Swap Index is a United States nationwide index of short-term tax-exempt yields compiled by Municipal Market Data under the auspices of the Bond Market Association. It reflects the actual rate on typically 650 high-grade, variable rate bonds with weekly resets.
Bloomberg page: MUNIPSA Index

Redemption:	100.00%

Denominations:	USD 100,000

Calculation Agent:	Citibank, NA

Dealer:	Citigroup Global Markets Inc.

CUSIP:	1730T0DQ9

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.